EXHIBIT 99.1

Press Release	Certegy Inc.
11720 Amber Park Drive
Suite 600
Alpharetta, Georgia 30004

Date: August 12, 2003	Phone: 678-867-8000
Fax: 678-867-8100
Contact: Mary Waggoner
Certegy Inc.
VP—Investor and Public Relations
678-867-8004

FOR IMMEDIATE RELEASE

Certegy Inc. Executes Block Share Repurchase

Alpharetta, GA, August 12, 2003—Certegy Inc. (NYSE:CEY), a leading global provider of payment services, today announced that it has repurchased 882,269 shares of its common stock through a private transaction. The shares were acquired at a price of $27.15 per share, for a total cost of approximately $24.0 million.

On August 5, 2003, the Company’s Board of Directors increased total share repurchase authority to $100.0 million, under which approximately $74.0 million remains as of August 12, 2003. Certegy currently has approximately 65.2 million shares outstanding.

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About Certegy Inc.

Certegy (NYSE:CEY) provides credit and debit processing, check risk management and check cashing services, and merchant processing to over 6,000 financial institutions, 117,000 retailers and 100 million consumers worldwide. Headquartered in Alpharetta, Georgia, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia and New Zealand. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2002. For more information on Certegy, please visit www.certegy.com.

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The statements in this release include forward-looking statements that are based on current expectations, assumptions, estimates, and projections about Certegy and our industry. They are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Certegy’s control, that may cause actual results to differ significantly from what is expressed in those statements. The factors that could, either individually or in the aggregate, affect our performance include the following, which are described in greater detail in the section entitled “Certain Factors Affecting Forward-Looking Statements” in our 2002 Annual Report on Form 10-K and our Quarterly Report for the period ending June 30, 2003 on Form 10-Q, filed with the SEC: Our ability to maintain or improve our competitive positions against current and potential competitors; the level of economic growth or other factors affecting demand for our products and services; loss of key customer contracts or strategic relationships; changes in regulation or industry standards applicable to our businesses or those of our customers; risks associated with investments and operations in foreign countries, including exchange rate fluctuations and local political, social, and economic factors, and those other risks listed in the above-referenced sections of our Form 10-K and Form 10-Q.